Exhibit 5.1

July 6, 2020

Inventiva S.A.

50 rue de Dijon

21121 Daix

France

Ladies and Gentlemen:

We are acting as special French counsel for Inventiva S.A. (the “Company”), a French société anonyme, in connection with the offering and sale by the Company of up to 8,600,000 of its ordinary shares, €0.01 nominal value per share (the “Ordinary Shares”), including (i) up to 7,478,261 Ordinary Shares (which may be delivered in the form of American Depositary Shares, each of which represents one Ordinary Share) (the “New Shares”), and (ii) up to 1,121,739 Ordinary Shares (which may be delivered in the form of American Depositary Shares), that may be issued and sold pursuant to an option granted by the Company to the several underwriters (the “Option Shares”, together with the New Shares, the “Offered Shares”), pursuant to (i) the Registration Statement on Form F-1, as amended (File No. 333-239312) (the “Registration Statement”), and (ii) the terms and conditions of an underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company and each of Jefferies LLC, Stifel, Nicolaus & Company, Incorporated, Guggenheim Securities, LLC, Jefferies International Ltd and Stifel Nicolaus Europe Limited as representatives of the several underwriters to be named in Schedule I to the Underwriting Agreement.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company as set forth in the Schedule to this opinion (the “Schedule”), and such instruments and certificates of officers and other representatives of the Company and public officials, as we have deemed necessary as the basis for such opinion, and have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion.

1-             Assumptions

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or reproduced copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials.

In addition, we have assumed that (i) the resolutions authorizing the Company to issue, offer and sell the Offered Shares as adopted by the extraordinary shareholders’ meeting, the Board of Directors (the “Board”) of the Company mentioned in the Schedule have not been amended or superseded and are in full force and effect at all times at which the Offered Shares are issued, offered or sold by the Company and (ii) the resolutions authorizing the Company to issue, offer and sell the Offered Shares as adopted by the extraordinary shareholders’ meeting and the Board were and will be duly passed at a duly convened and held meeting, and, in the case of the Board, by duly appointed members of the Board, (iii) the definitive terms of the New Shares and, as the case may be, the Option Shares will be established by the Board and the Chief Executive Officer (Président Directeur Géneral) in accordance with the authorizing resolutions adopted by the extraordinary shareholders’ meeting and the Board, (iv) the Company will issue and deliver the New Shares and, as the case may be, the Option Shares, in the manner contemplated in the Underwriting Agreement and the issue of the New Shares and, as the case may be, the Option Shares, as a result of the offering will remain within the limits of the then authorized but unissued amounts of Ordinary Shares in the resolutions of the extraordinary shareholders’ meeting and the Board as set forth in the Schedule, (v) the offering restrictions contained in the Underwriting Agreement and the Registration Statement have been and will be complied with and (vi) the Underwriting Agreement constitutes a valid, binding

GIDE LOYRETTE NOUEL A.A.R.P.I.

15 Rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

and enforceable obligation of each party thereto under all applicable laws, in particular the laws of the State of New York by which they are expressed to be governed.

2-             Opinion

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the New Shares, and as the case may, the Option Shares, when issued by the Company in accordance with the extraordinary shareholders’ meeting of the Company and the decisions of the Board, pursuant to, and in accordance with, the Underwriting Agreement, upon payment of the consideration provided therein to the Company and issuance of the depositary certificates (certificats du dépositaire) in respect of each of the New Shares and, as the case may be, the Option Shares, will be validly issued, fully paid and non-assessable.

3-             Qualifications

The opinion set out above is subject to the following qualifications:

3.1          we have not investigated or verified the truth, accuracy or appropriateness of any representations of factual nature made by the parties in the document listed in the Schedule, or of any information, opinion or statement of facts relating to the Company, or the Offered Shares contained in the document listed in the Schedule, nor have we been responsible for ensuring that no material information has been omitted from it;

3.2          the issue of the New Shares and the Option Shares will have to be decided by the Board of Directors (Conseil d’administration) and the Chief Executive Officer (Président Directeur Général), within the limits set forth in the resolutions referred to in paragraphs 4 and 5 of the Schedule;

3.3          this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and

3.4          it should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the Kbis extract (extrait K-bis) or the non-bankruptcy certificate (certificat de recherche négative en matière de procédures collectives), which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

This opinion is addressed to you solely for your benefit in connection with the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Registration Statement) or filed with anyone without our prior written express consent.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Gide Loyrette Nouel A.A.R.P.I. under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel A.A.R.P.I.
Arnaud Duhamel

SCHEDULE

1.                                               A Kbis extract (extrait K-bis) of the Register of Commerce and Companies (Registre du Commerce et des Sociétés) of Dijon relating to the Company dated July 2, 2020.

2.                                               A non-bankruptcy certificate (certificat de recherche négative en matière de procédures collectives) of the Company up to date as of July 2, 2020 and delivered by the Greffe du Tribunal de commerce de Dijon on July 3, 2020.

3.                                               A certified copy of the bylaws (statuts) of the Company up to date as of June 28, 2020.

4.                                               A certified copy of an extract of the minutes of the ordinary and extraordinary general meeting of the shareholders (Assemblée générale mixte) of the Company dated May 28, 2020 authorizing the issuance of the Offered Shares under resolutions no. 15 and 19.

5.                                               A certified copy of an extract of the minutes of the meeting of the Board of Directors (Conseil d’administration) of the Company dated July 5, 2020 deciding on the start of the roadshow;

6.                                               A copy of the Registration Statement.

7.                                               A copy of the latest draft Underwriting Agreement.